                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                               1999        1998       1997       1996       1995
                                             --------    --------   --------   --------   --------
Earnings:
Income (Loss) Before Income Taxes(1) .....   $(44,495)   $105,568   $102,064   $ 37,938   $  7,367

Add:
  Interest Expense .......................     11,343      12,008     12,976      7,371      7,578
  Interest Component of Rent Expense .....      2,894       1,520        741      1,019        375
  Equity loss ............................        419          --         --         --         --

Subtract:
 Minority Interest .......................        215          --         --         --         --
 Equity Income ...........................         --         267         --         --         --
                                             --------    --------   --------   --------   --------

        Earnings as Adjusted .............   $(30,054)   $118,829   $115,781   $ 46,328   $ 15,230
                                             ========    ========   ========   ========   ========


Fixed Charges:
  Interest Expense .......................   $ 11,343    $ 12,008   $ 12,976   $  7,371   $  7,578
  Interest Component of Rent Expense .....      2,894       1,520        741      1,019        375
                                             --------    --------   --------   --------   --------
        Fixed Charges ....................   $ 14,237    $ 13,528   $ 13,717   $  8,390   $  7,953
                                             ========    ========   ========   ========   ========

Ratio of Earnings to Fixed Charges(2)(3)..         --         8.8        8.4        5.5        1.9
                                             ========    ========   ========   ========   ========




(1) Included in the 1999 and 1998 amounts are nonrecurring charges of $9.5 million and $ 35.0 million, respectively.
(2) Excluding the nonrecurring charges of $9.5 million and $35.0 million, the ratios for 1999 and 1998 were -- and 11.4, respectively.
(3) 1999 earnings were inadequate to cover fixed charges. The coverage deficiency was $44.3 million.